Exhibit 10.37

Employment Arrangements of Named Executive Officers

     We have no current employment agreements with Messrs. Opsal, Renner or Shiau, three of our named executive officers for fiscal year 2005. Mr. Shiau’s employment with the company ended in April 2005.

     Under their respective employment arrangements, the named executive officers currently receive:

•	An annual base salary subject to review by the board and our president or chief executive officer. Their base salaries as of May 1, 2005 were as follows:

Name	Base Salary
Jon Opsal	$254,592
Brian Renner	$190,000

•	An annual bonus based upon our achievement of operating targets and the attainment of individual goals by each named executive, each to be determined by the board and our president or chief executive officer on an annual basis;

•	Customary fringe benefits including automobile allowances, life insurance and a cafeteria benefits plan; and

•	Stock options as determined from time to time by our board of directors.

Due to a restructuring of our management in April 2005, Mr. Renner is no longer an executive officers of the company although he continues to be an employee.

     Certain of the stock option agreements with our named executive officers provide that in the event of a change of control, the executive may be entitled to immediate vesting of his otherwise unvested stock options.

Employment Arrangement of Papken Der Torossian

     Papken Der Torossian is an employee of the company and receives $200,000 a year for his services as Chairman of the Board. In lieu of providing Mr. Der Torossian medical insurance benefits, the company reimburses him for the medical insurance premiums he pays. This amount totaled $10,160 for the 2005 fiscal year.

     Our non-employee directors generally receive an initial stock option grant of 20,000 shares and yearly grants of 10,000 shares, but Mr. Der Torossian received an initial stock option grant in 2003 of 400,000 shares and a stock option grant in fiscal year 2005 of 100,000 shares.